Exhibit 4.3

WARRANT AGREEMENT

Baijiayun Group Ltd

This Warrant Agreement (the “Warrant” or the “Agreement”) is issued to, ______________________, a limited [partnership/company] organized in ______________________ (the “Warrant Holder”), by Baijiayun Group Ltd, an exempted company incorporated in the Cayman Islands (the “Company”) with limited liability with effect from ______________________, 20______________________.

RECITALS

WHEREAS, the Company hereby agrees to grant to the Warrant Holder this Warrant to purchase ______________________ Class A Ordinary Shares of par value of US$0.519008 each (the “Warrant Shares”) in the capital of the Company on and subject to the terms of this Warrant. The Company agrees that this Warrant shall accord its holder(s) with all rights and obligations attached to a holder of the Warrant Shares issued or issuable upon the exercise of the then outstanding Warrant, as if such holder(s) had exercised the Warrant and been duly registered as a shareholder of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties to this Agreement hereby agree as follows:

1.Warrant Exercise.

(a)After the Warrant Holder has completed all of the consents, approvals, authorizations or registrations, qualifications, or filings with any governmental authority in the PRC required in connection with the investment of the Warrant Holder into the Company, including without limitation the approvals from, and filings and registrations with competent branches of the national development and reform commission, the ministry of commerce, the state administration of foreign exchange, as well as other competent PRC governmental authorities with jurisdiction of the outbound direct investment by PRC entities (the aforesaid approvals, filings, authorizations or registrations, collectively the “ODI Approvals”), the Warrant Holder is entitled, upon surrender of this Warrant to the Company, to purchase an aggregate of ______________________ Warrant Shares (as adjusted to share dividend, split, combination, recapitalization and other similar transactions) of the Company, at US$ 0.519008 per Share, by paying the Company the exercise price (the “Exercise Price”) in an aggregate amount of US$ ______________________.

2.Manner of Exercising Warrant.

(a)Actions by Warrant Holder.  To exercise this Warrant in full or in part in accordance with Section 1 above, the Warrant Holder shall take the following actions:

(i)surrender this Warrant and copy of ODI Approvals to the Company;

(ii)execute and deliver to the Company a form of Notice of Exercise attached hereto; and

(iii)pay on the exercise date an amount equal to the aggregate Exercise Price or the equivalent consideration permitted under this Warrant for the purchased Warrant Shares by wire transfer of immediately available funds.

(b)Execution of Agreements.  The Warrant Holder shall be required, as a condition precedent to acquiring the Warrant Shares through exercise of this Warrant, to execute one or more agreements relating to obligations in connection with ownership of the Warrant Shares or restrictions on transfer of the Warrant Shares, including but not limited to the Shareholders’ Agreement, as mended from time to time.

(c)Investment Representations.  If required by the Company, the Warrant Holder shall give the Company satisfactory assurance in writing, signed by the Warrant Holder that such Warrant Shares are being purchased for investment and not with a view to the distribution thereof, provided that such assurance shall be deemed inapplicable to (i) any sale of such Warrant Shares by such Warrant Holder made in accordance with the terms of a registration statement covering such sale, which may hereafter be filed and become effective under the Securities Act of 1933, as amended (the “Securities Act”), and with respect to which no stop order suspending the effectiveness thereof has been issued, and (ii) any other sale of such Warrant Shares with respect to which in the opinion of counsel for the Company, such assurance is not required to be given in order to comply with the provisions of the Securities Act.

(d)Delivery of Certificates.  As soon as practicable after receipt of the notice required in Section 2(a) above and satisfaction of the conditions set forth in Sections 2(b) and 2(c), the Company shall deliver to the Warrant Holder at the office of the Company, or such other place as may be mutually acceptable to the Company and such Warrant Holder, a certificate or certificates representing such Warrant Shares; provided, however, that the time of such delivery may be postponed by the Company for such period as may be required for it to comply with reasonable diligence with applicable registration requirements under the Securities Act, the Securities Exchange Act of 1934, as amended, any applicable listing requirements of any national securities exchange, and requirements under any other law or regulation applicable to the issuance or transfer of such Warrant Shares.

3.Adjustments for Changes in Warrant Shares.

If there should be any change in a class of Warrant Shares subject to this Warrant, through merger, consolidation, reorganization, recapitalization, reincorporation, share split, share dividend or other change in the capital structure of the Company, the Company shall make appropriate adjustments in the number of shares of such Warrant Shares subject to this Warrant and in the price per share. Any new, substituted or additional securities or property which is distributed with respect to the Warrant Shares shall be immediately subject to the provisions of Section 4 hereunder, but only to the extent the Warrant Shares are at such time covered by such provisions. Any adjustment made pursuant to this Section 3 as a consequence of a change in the capital structure of the Company shall not entitle the Warrant Holder to acquire a number of shares of such Warrant Shares of the Company or shares of any successor company greater than the number of shares the Warrant Holder would receive if, prior to such change, the Warrant Holder had actually held a number of shares of such Warrant Shares equal to the number of shares then subject to this Warrant.

Upon the execution of this Agreement and after the exercise of the Warrant under this Agreement by the Warrant Holder who becomes the Company’s holder of Warrant Shares thereafter, the Warrant Holder shall have rights, preferences and privileges associated with the Warrant Shares set forth in the Restated M&A of the Company, as amended.

4.Limitations on Transfer of Warrant.

This Warrant shall be exercisable only by the Warrant Holder or its Affiliate approved by the Company. Except for transfer this Warrant to its Affiliate approved by the Company, this Warrant shall be transferred by the Warrant Holder under conditions that:

(i)the transferee is not a Competitor listed (if applicable) in Shareholders’ Agreement (as amended from time to time) and shall make the same representations and warranties to the Company as specified in the Share Subscription Agreement (if any);

(ii)the transferee (a) shall have obtained ODI Approvals with respect of exercising this Warrant if such transferee shall obtain the ODI Approvals in accordance with the PRC laws, or (b) is an offshore private equity or venture capital investment fund which is not subject to the requirements of ODI Approvals, or (c) is an individual who is not a “domestic resident” as defined in Circular 37 or any entity wholly owned by such individual(s); and

(iii)the mutual agreement has been reached by the Company and the Warrant Holder, and upon the completion of the transactions thereunder, the original Warrant Holder shall no longer hold any equity interests of the Domestic Company (if applicable).

In the event of any attempt by the Warrant Holder to alienate, assign, pledge, hypothecate, or otherwise dispose of this Warrant or of any right hereunder or in the event of the levy of any attachment, execution, or similar process upon the rights or interest hereby conferred and such alienate, assign, pledge, hypothecate, or dispose of this Warrant or of any right hereunder default the rules as stipulated in this Section 4, the Company at its election may terminate this Warrant by notice to the Warrant Holder and this Warrant shall thereupon be null and void.

5.No Partial Exercise.

This Warrant shall only be exercised in full. Partial Exercise is not allowed.

6.Notice.

Notices to the Warrant Holder shall be sent to the address listed for such Warrant Holder on the books of the Company (or at such other place as the Warrant Holder shall notify the

Company in writing).  Notices to the Company shall be sent to the principal office of the Company (or at such other place as the Company shall notify the Warrant Holder in writing).  Any notice required to be given under the terms of this Warrant shall be deemed to have been duly given or made for all purposes upon confirmation receipt that the communication was successfully sent if sent by facsimile or electronic transmission or personal delivery, three (3) business days after being sent if by prepaid express or certified mail, or one business day after being sent if by professional overnight courier service.

7.Successors.

This Warrant shall be binding upon and inure to the benefit of any successor or successors of the Company.

8.Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong as to matters within the scope thereof, without regard to its principles of conflicts of laws.

9.Dispute Resolution.

Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such Dispute. Such consultation shall begin within seven (7) days after one Party has delivered to the other parties involved in the Dispute a written request for such consultation. If within thirty (30) days following the commencement of such consultation the Dispute cannot be resolved, the Dispute may be submitted to arbitration at any time following such thirty (30) day period upon the request of any Party with notice to the other parties involved in the Dispute. The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”). There shall be three arbitrators.  The complainant and the respondent to such Dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice laws in Hong Kong. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC. The arbitration shall be conducted in Chinese and English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 9, including concerning the appointment of the arbitrators, the provisions of this Section 9 shall prevail. The decision of the arbitration tribunal shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees. The parties acknowledge and agree that, in addition to contract damages, the arbitrators may award provisional and final equitable relief, including injunctions, specific performance, and lost profits.

10.Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile or emailed copies of signed signature pages will be deemed to be binding originals for purposes of the effectiveness of this Agreement.

11.Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.

12.Amendments and Waivers.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Warrant Holder.  Any amendment or waiver effected in accordance with this Section 12 shall be binding upon the Warrant Holder and the Company.

Without limiting the generality of the foregoing, with effect from the date of the signed, the prior Warrant Agreement are hereby amended and superseded in its entirety and restated in this Warrant Agreement as of the date of this Agreement.

13.Severability.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

14.Effectiveness and Validity.

This Agreement shall become immediately effective and binding to all parties upon full execution by all parties. The Warrant Holder acknowledges that in the event that the parties enter into certain agreements, contracts or other legal documents for purpose of obtaining the ODI Approvals (the “ODI Application Documents”), it shall not require to purchase such a number of preference shares of the Company in accordance with such ODI Application Documents.

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IN WITNESS WHEREOF, the Company and the Warrant Holder hereto have caused this Warrant to be executed by an officer thereunto duly authorized.

Company:	For and on behalf of

Baijiayun Group Ltd

By:
	Name:	Gangjiang Li(李钢江)
	Title:	Director

Signature Page to Warrant Agreement

Baijiayun Group Ltd

IN WITNESS WHEREOF, the Company and the Warrant Holder hereto have caused this Warrant to be executed by an officer thereunto duly authorized.

Warrant Holder:	For and on behalf of

By:
Name:
Title:

Signature Page to Warrant Agreement

Baijiayun Group Ltd

NOTICE OF EXERCISE

To:	Baijiayun Group Ltd

This constitutes notice pursuant to the terms of the attached Warrant that the undersigned elects to purchase the number of shares for the price set forth below.

SECURITIES PURCHASABLE
UNDER THE ATTACHED WARRANT:

NUMBER OF SHARES
AS TO WHICH IS EXERCISED:

TOTAL EXERCISE PRICE:

CASH PAYMENT
REQUIRED OR ENCLOSED:

CERTIFICATES
TO BE ISSUED IN NAME OF:

The undersigned, by this notice of exercise, hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

Date of Exercise:

WARRANT HOLDER:

Name
Title
Address